Exhibit 99.1

FOR IMMEDIATE RELEASE

GFI RESPONDS TO UNSOLICITED ACQUISITION PROPOSAL

NEW YORK, NEW YORK — September 15, 2014 — GFI Group Inc. (the “Company”) (NYSE: GFIG), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, has received an unsolicited proposal from BGC Partners, Inc. (“BGC”) to acquire all the shares of common stock of the Company for $5.25 per share in cash (the “Proposal”).

The board of directors of the Company (with Mr. Gooch abstaining and Mr. Heffron not present), upon the recommendation of its special committee, has determined in good faith, after consultation with outside legal counsel and independent financial advisors, that the Proposal could reasonably be expected to lead to a “Superior Proposal” as defined in the existing merger agreement with CME Group Inc. (“CME”) (Nasdaq: CME).  That determination allows the Company to provide information to and conduct discussions and negotiations with BGC subject to the execution of a confidentiality agreement, but does not allow the Company to terminate its agreement with CME or enter into any other agreement with BGC.

There can be no assurance that the Proposal will result in the consummation of a transaction that is superior to the pending transaction with CME or that the terms of any new transaction will be the same as those reflected in the Proposal.

The Company’s board of directors has not determined that the Proposal in fact constitutes a superior proposal under the existing merger agreement with CME and such Proposal is not at this stage sufficiently detailed or definitive for such a determination to be appropriate.

The Company’s board of directors has not changed its recommendation with respect to, and continues to support, the pending transaction with CME.

Subject to applicable laws and regulations, the Company’s board of directors undertakes no obligation to provide updates or make further statements regarding the Proposal, any revised proposals that may be received from BGC or the status of discussions with BGC.

About GFI Group Inc.

GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. GFI’s brands include Trayport®, a leading provider of trading solutions for energy markets worldwide and FENICS®, a market leader in FX options software.

Founded in 1987 and headquartered in New York, GFI employs over 2,000 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Manila, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Media Contact:

Patricia Gutierrez

GFI Group Vice President - Public Relations

+ 1 212 968 2964

patricia.gutierrez@gfigroup.com

Investor Contact

Mark Brazier

GFI Group Senior Vice President, Corporate Development and Communications

+1 212 968 6905

mark.brazier@gfigroup.com

Important Information for Investors and Stockholders

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed transactions involving GFI Group and CME Group will be submitted to the stockholders of GFI Group for their consideration. CME Group will file a registration statement on Form S-4, and GFI Group and CME Group will file a joint proxy statement/prospectus and other relevant documents concerning the proposed transactions involving GFI Group and CME Group with the Securities and Exchange Commission (the “SEC”). GFI Group will provide the final joint proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information about GFI Group, CME Group and the proposed transactions involving GFI Group and CME Group. Investors and security holders will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about GFI Group and CME Group free of charge at the SEC’s website at http://www.sec.gov. In addition, the joint proxy statement/prospectus, the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by GFI Group may be obtained free of charge by directing such request to: Investor Relations, GFI Group, 55 Water Street, New York, NY 10041 or from GFI Group’s Investor Relations page on its corporate website at www.gfigroup.com, and the joint proxy statement/prospectus, the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by CME Group may be obtained free of charge by directing such request to: Investor Relations, CME Group, 20 S. Wacker Drive, Chicago, IL 60606, or from CME Group’s Investor Relations page on its corporate website at www.cmegroup.com.

GFI Group, CME Group and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions involving GFI Group and CME Group from the stockholders of GFI Group. Information about the directors and executive officers of GFI Group is set forth in the proxy statement on Schedule 14A for GFI Group’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2014 and information about the directors and executive officers of CME Group is set forth in the proxy statement for CME Group’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 3, 2014. Additional information regarding participants in the proxy solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed transactions involving GFI Group and CME Group when it becomes available.

Forward Looking Statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, with respect to GFI Group and CME Group (i) plans, objectives, expectations and intentions; (ii) other statements contained in this communication that are not historical facts; and (iii) other statements identified by words such as “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group and CME Group and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements involving GFI Group and CME Group; the inability to complete the transactions contemplated by the definitive agreements involving GFI Group and CME Group due to the failure to obtain the required stockholder approval by GFI Group; the inability to satisfy the other conditions specified in the definitive agreements involving GFI Group and CME Group, including without limitation the receipt of necessary governmental or regulatory approvals required to complete the transactions involving GFI Group and CME Group; the risk that the proposed transactions involving GFI Group and CME Group disrupts current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of the transactions involving GFI Group and CME Group; the outcome of any legal proceedings that may be instituted against GFI Group, CME Group or others following announcement of the transactions involving GFI Group and CME Group; economic, political and market factors affecting trading volumes; securities prices or demand for GFI Group’s brokerage services; competition from current and new competitors; GFI Group’s and CME Group’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; GFI Group’s ability to identify and develop new products and markets; changes in laws and regulations governing GFI Group’s and CME Group’s business and operations or permissible activities; GFI Group’s and CME Group’s ability to manage its international operations; financial difficulties experienced by GFI Group’s and CME Group’s customers or key participants in the markets in which GFI Group and CME Group focuses its services; GFI Group’s and CME Group’s ability to keep up with technological changes; and uncertainties relating to litigation and GFI Group’s and CME Group’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the financial and other results of GFI Group or CME Group is included in their respective filings with the Securities and Exchange Commission. Neither GFI Group or CME Group undertakes to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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